Goodwin Procter LLP Three Embarcadero Center 24th Floor San Francisco, CA 94111 goodwinlaw.com +1 415 733 6000

Exhibit 5.2

November 8, 2023

Fate Therapeutics, Inc.

12278 Scripps Summit Drive

San Diego, CA 92131

Re:    Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on November 8, 2023 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Fate Therapeutics, Inc., a Delaware corporation (the “Company”), of up to $300,000,000 of any combination of securities of the types specified therein. We are delivering this supplemental opinion letter in connection with the sales agreement prospectus (the “Prospectus”) contained in the Registration Statement. The Prospectus relates to the offering by the Company of up to $100,000,000 in shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), covered by the Registration Statement. The Shares are being offered and sold by the sales agent named in, and pursuant to, the sales agreement among the Company and such sales agent (the “Sales Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

For purposes of the opinion set forth below, we have assumed that the Shares are issued for a price per share equal to or greater than the minimum price authorized by the Company’s board of directors or a duly authorized committee thereof prior to the date hereof (the “Minimum Price”) and that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of then unissued Shares that may be issued for the Minimum Price.

For purposes of the opinion set forth below, we refer to the following as “Future Approval and Issuance”: (a) the approval by the Company’s board of directors, a duly authorized committee of the board of directors, or an authorized officer of the Company, of the issuance of

Fate Therapeutics, Inc.

November 8, 2023

the Shares (the “Approval”) and (b) the issuance of the Shares in accordance with the Approval and the Sales Agreement and the receipt by the Company of the consideration (which shall not be less than the par value of such Shares) to be paid in accordance with the Approval.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon Future Approval and Issuance, will be validly issued, fully paid and nonassessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyers 815 (Summer 2019).

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP